FIRST DEFIANCE FINANCIAL CORP. EMPLOYEE INVESTMENT PLAN

                           Effective September 1, 2000

PURPOSE

     The purpose of the First Defiance Financial Corp. Employee Investment Plan (the "Plan") is to make available to eligible employees of First Defiance Financial Corp. (the "Corporation") and its subsidiaries (the Corporation and each such subsidiary company are hereinafter referred to as "Employer") (employees of the Corporation and each such subsidiary company are hereinafter sometimes referred to as the "Employees") a means of purchasing common shares of the Corporation at market prices current at the time of purchase through regular payroll deductions. As an added incentive, the Employer will contribute an amount equal to 15% of each of the participating Employee's actual payroll deductions up to $150 per month in accordance with the terms and conditions set forth below. See "Enrollment in Plan" and "Contributions by Employer."

     Participation in the Plan is entirely voluntary, and the Corporation makes no recommendations to Employees as to whether they should or should not participate.

ELIGIBILITY

     All permanent full-time and permanent part-time Employees of the Employer who have attained the age of 18 and have been employed by the Employer for at least six months are eligible to participate in the Plan at their election. Notwithstanding the foregoing, if any Employee otherwise eligible to participate in the Plan is employed in any state of the United States where it is not legal for the Employer to make deductions from his or her pay as hereinafter provided, such Employee shall not be eligible to participate.

ENROLLMENT IN THE PLAN

     An eligible Employee,  at his/her election,  may enroll as a participant by
(i) filling in and signing a form of payroll deduction authorization and (ii) filling in and signing an enrollment form for the purchase for the account of such Employee of common shares of the Corporation. Appropriate forms for the foregoing purposes may be obtained from the human resources department at each subsidiary and the Corporation. Enrollment shall become effective as soon as practicable after the authorization for payroll deduction and the enrollment form are received by the Corporation.

     Enrollment in the Plan by an eligible Employee will terminate upon any of the following: (i) the filing of a notice of termination or revision of enrollment by such Employee, (ii) termination of employment, or (iii) termination of the Plan by the Corporation (see "Amendment or Termination" below).

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CONTRIBUTIONS BY EMPLOYER

     The Employer will contribute an amount equal to 15% of the authorized payroll deductions of an eligible participating Employee, subject to a limit of $150 per month, toward the purchase of common shares of the Corporation during the period such Employee is enrolled in the Plan.

OPERATION OF THE PLAN

     The Corporation has designated Registrar and Transfer Company with its principal office located at 10 Commerce Drive, Cranford, New Jersey 07016, as Plan Manager (the "Plan Manager") to open and maintain accounts in the names of participating Employees and to make purchases of common shares of the Corporation on the open market through brokers for the accounts of participating Employees. Nothing herein shall restrict the substitution by the Corporation in its discretion of a firm other than Registrar and Transfer Company as Plan Manager under the Plan, or the right of Registrar and Transfer Company to terminate its services as Plan Manager.

     The Corporation shall pay (i) the Plan Manager's administrative charges for opening and maintaining such accounts; (ii) the commissions on purchases made from amounts deducted from the pay of Employees who have opened accounts and from amounts contributed by the Employer and (iii) the commissions and other charges in connection with the reinvestment of dividends. The broker's commission and other charges in connection with sales or purchases not made by payroll deductions or by Employer contributions will be borne by the Employee who orders the transactions for his/her account.

     The Employer deducts funds from each participating Employee's pay as authorized and, once a month, forwards the total of amounts deducted for all participating Employees, together with the Employer's contribution, to the Plan Manager at its office at 10 Commerce Drive, Cranford, New Jersey 07016, accompanied by a list of participating Employees and the amount allocable to the account of each participating Employees. Where funds have been deducted for a participating Employee before a form of notice of termination or revision is received by the Corporation, such funds, together with the applicable Employer contributions, will be forwarded to the Plan Manager in accordance with the procedures specified hereinabove, and the notice of termination or revision shall be effective only as to deductions made subsequent to receipt of notice by the Corporation.

     For ease of administration, all such funds are forwarded to the Plan Manager through and by the Corporation which may or may not advance payroll deductions and/or Employer contributions on behalf of subsidiaries before such funds have been transmitted to the Corporation by all subsidiaries. In any case, the Corporation is reimbursed for any such advances or payments directly or indirectly under arrangements between it and its subsidiaries who have participants in the Plan.

     When the funds are received from the Corporation, the Plan Manager promptly purchases on the open market as many full shares as the aggregate funds will allow. The number of shares purchased depends upon the market price of the Corporation's common shares at the time such purchases are made. Purchases are allocated by the Plan Manager at the average cost thereof to the accounts established in proportion to the respective amount

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received for each Employee's  account.  Allocation is made in full shares and in fractional interests in shares to the ten-thousandths of a share.

PAYROLL DEDUCTIONS

     Payroll deductions remain effective until terminated by a participant. The Employee specifies therein the amount to be withheld from his/her pay with a minimum of $50 per month and a maximum of $5,000 per month, and the deduction amount must be in even dollar amounts. However, as stated in the section above entitled "Contributions by Employer," the maximum amount the Employer will contribute is $150 per month.

     The payroll deduction may be revised or terminated at any time by the Employee's written request to the Corporation through the human resources department of the respective subsidiary or the Corporation.

PARTICIPANT'S ACCOUNT WITH THE PLAN MANAGER

     At the time of purchase of shares by the Plan Manager pursuant to the Plan, each Employee for whose account funds were received immediately acquires full ownership of all shares and may sell, assign, hypothecate, or otherwise deal with such shares in the same manner as any other shares of the Corporation he/she may own. Unless otherwise requested by the Employee, all shares are registered in the name of the Plan Manager (or the Plan Manager's nominee) and remain so registered until delivery is requested. The Employee may request that a certificate for any or all of his/her full shares be delivered to him/her at any time subject to such fees as may be imposed by the Plan Manager. As of August 1, 2000, that fee was $20.00 per certificate.

     An Employee who has an account may add other shares of the Corporation's common shares to his/her account at any time by separate purchases arranged with the Plan Manager or by delivering other shares owned by such Employee to the Plan Manager. When any such purchases are made, the Employee is charged with the commissions.

     The Employee's account is credited with all dividends paid in respect to the full shares and any fractional interest in shares held in his/her account. Cash dividends are reinvested in the Corporation's common shares as promptly as practicable following receipt thereof by the Plan Manager. Brokerage commissions on the reinvestment of dividends are payable by the Employer.

     Stock dividends and/or any stock splits in respect of shares held in the Employee's account are credited to the account without charge. Distribution of other securities and rights to subscribe are sold and the proceeds are handled in the same manner as a cash dividend.

     The Employee may instruct the Plan Manager at any time to sell any or all of his/her full shares and the fractional interest in shares held in his/her account. Upon such sale, the Plan Manager will mail the employee a check for the proceeds less the brokerage commission and any transfer taxes, registration fee or other normal charges which are payable by the Employee.

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     Each  Employee  receives  a  periodic   statement  from  the  Plan  Manager
describing activity in the account during the preceding quarter.

     The Corporation will deliver or will cause the Plan Manager to deliver to each Employee as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements, and other material distributed by the Corporation to its stockholders. The full shares of stock in each Employee's account are voted in accordance with the Employee's signed proxy instructions duly delivered to the Plan Manager. There is no charge to the Employees for the Plan Manager's retention or delivery of stock certificates or in connection with notices, proxies, or other such material.

CLOSING PARTICIPANT'S ACCOUNT

     An Employee who terminates his payroll deduction authorization may request the Plan Manager to maintain or close his/her account. He/She may direct that all full shares and any fractional interest in shares in his/her account be sold and the net proceeds remitted to him/her or may request that the full shares in the account be delivered to him/her along with a check representing the net proceeds of the sale of the fractional interest in the shares.

AMENDMENT OR TERMINATION

     The Corporation reserves the right to discontinue the use of its payroll deduction facilities for this purpose at any time such action is deemed advisable in its judgment, and it also has the right to amend, suspend, or discontinue the Plan at any time. Any such amendment or termination will not result in the forfeiture of any funds deducted from the salary of any participant or contribution by the Employer on behalf of any participant, or of any shares or fractional interest in shares purchased for the participant or any dividends or other distribution in respect of such shares effective before the effective date of amendment or termination of the Plan. The Plan is not subject to the provisions of the Employer Retirement Income Security Act of 1974.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

     The Employer's contribution is treated as "earned income" to the Employee under present U.S. tax law, and the Employer withholds federal income taxes (and state and local taxes, where applicable) upon the basis of each participating Employee's actual salary plus the Employer's contribution under the Plan. Commissions paid by the Employer are also treated as "earned income" to the participating Employee. The Plan is not qualified pursuant to Section 401(a) of the Internal Revenue Code. Dividends on all shares purchased under the Plan also are subject to income taxes, but such taxes are not withheld by the Corporation. Dividends will be reported on the Employee's Form 1O99-DIV. For purposes of determining taxable gain or loss on sales of shares purchased under the Plan, the cost of such shares is the purchase price of such shares, including the portion of the purchase price contributed by the Employer.

     There is no guarantee under the Plan against loss because of fluctuations in the market price of the common shares of the Corporation. In seeking the benefits of share ownership, each investor also must accept the risks.

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RESTRICTIONS ON RESALE

     This Prospectus is not available for the resale of shares acquired hereunder by persons who may be deemed to be "affiliates" within the definition thereof set forth in Rule 405 of the Securities and Exchange Commission ("SEC"). Rule 405, in effect, defines "affiliates" as persons who "directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with" the Corporation. Ordinarily, this concept only extends to persons who are executive officers, directors, or substantial stockholders (5% or more) of a corporation.

     Nonaffiliates   may  freely  resell  to  the  public  any  shares  acquired hereunder. Affiliates, however, may only resell pursuant to a separate registration statement and prospectus (which the Corporation has no intention of filing) or, assuming the availability thereof, pursuant to SEC Rule 144. Rule 144 contains a number of conditions to its use including a requirement that the Corporation has filed all reports required by the Securities Exchange Act of 1934, a limitation on the number of shares which may be sold in any given period of time, and a requirement that a form (Form 144) be filed at the time an order to sell is placed. In addition, executive officers of the Corporation must file a Form 4 (or Form 5 at the end of the year) with the Securities and Exchange Commission and Nasdaq when sales of the Corporation's common shares are made.

LEGAL OPINION

     Legal matters in connection with the offering are being passed on by Vorys, Sater, Seymour and Pease LLP.